Exhibit 10.3

For immediate release

               COMPETITIVE TECHNOLOGIES ENTERS INTO $8.0 MILLION
                        COMMON STOCK PURCHASE AGREEMENT

       PROCEEDS WILL BE USED TO BRIDGE TO PAIN MANAGEMENT MEDICAL DEVICE
                               COMMERCIALIZATION

FAIRFIELD,  CT  (AUGUST  6,  2008)  - COMPETITIVE TECHNOLOGIES, INC. (NYSE AMEX:
CTT), announced today that it has entered into an $8.0 million common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago-based institutional investor. Fusion Capital has been an investor in CTT since February 2004 and has previously provided approximately $7.0 million in funding to the company. CTT may sell up to $8.0 million of its common stock to Fusion Capital from time to time over a 25-month period after the Securities and Exchange Commission has declared effective a registration statement related to the transaction.

"This arrangement will provide CTT with needed bridge funding until we have increased revenue from our exciting pain therapy medical device," said John B. Nano, CTT's Chairman, President and CEO. "CTT is very pleased to again work with Fusion Capital."

CTT recently signed an agreement with Innovative Medical Therapies, Inc (IMT) granting them exclusive distribution rights to CTT's pain therapy medical device in the United States and related territories excluding selected Federal agencies. The contract provides for minimum monthly cash payments to CTT totaling over $1 million for the first five months. These minimum monthly payments increase throughout the term of the agreement with the fourth year minimum payments reaching $9 million and eighth year minimum payments of $21 million dollars. Seven sales agreements for the pain therapy medical device are now in place for 42 countries around the world accounting for over 50% of the world's population. CTT has exclusive worldwide rights to this device. The device has U.S. FDA 510(k) clearance for U.S. sales, as well as Medical Device CE certification from the E.U. allowing sales throughout Europe and several other countries. Fusion Capital funding will help provide the necessary resources for the global distribution ramp-up.

CTT recently announced that the U.S. Patent and Trademark Office's Board of Patent Appeals and Interferences (BPAI) has upheld its homocysteine patent re-examination. The contested license fees at issue in this case are estimated to be worth over $5 million, including interest and penalties The patent was re-examined pursuant to the lawsuit brought in the Colorado U.S. District Court in 2005 by CTT to protect its patent rights and those of its clients and licensees from unlicensed use of the technology by defendants Carolina Liquid Chemistries Corporation, General Atomics, and Catch Inc. CTT's patent rights were previously upheld by the U.S.Supreme Court and U.S.District Courts.

Under the agreement, CTT has the right to sell shares of its common stock to Fusion Capital from time to time in amounts between $75,000 and $2.0 million, depending on certain conditions, up to $8.0 million in the aggregate. The purchase price of the shares will be based on the prevailing market prices of CTT's shares at the time of sales without any fixed discount, and CTT will control the timing and amount of any sales of shares to Fusion Capital. There are no negative covenants, restrictions on future financings, penalties or liquidated damages in the agreement. A more detailed description of the agreement is set forth in CTT's current report on Form 8-K filed today with the SEC.

The homocysteine technology is one of CTT's outstanding technologies. Additional technologies that generate revenue include CTT's pain therapy medical device, bone biomaterial, melanocortins, MPEG-4 image coding and compression, and structural crack detection paint. CTT's management team is focused on creating value from technologies and increasing shareholder value.

ABOUT  FUSION  CAPITAL  II,  LLC

Fusion Capital Fund II, LLC is an institutional investor based in Chicago, Illinois with a fundamental investment approach. Fusion Capital invests in a wide range of companies and industries emphasizing life sciences, cleantech, energy and technology companies. Its investments range from special situation financing to long-term strategic capital.
ABOUT COMPETITIVE TECHNOLOGIES, INC.

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTT is a global leader in identifying, developing and commercializing innovative products and technologies in life, electronic, nano,
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and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net
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Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2008, filed with the SEC on October 28, 2008, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Johnnie D. Johnson
IR Services, LLC, Tel: 860 434 2465
E-mail: jdjohnson@corpirservices.com
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